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                                                                    EXHIBIT 10.5



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made as of this 16th day of August, 1993, by and between VAXCEL, INC., a Delaware corporation ("Vaxcel"), and PAUL J. WILSON (the "Executive").


                                    RECITALS

         WHEREAS, Vaxcel desires to employ the Executive as President and Chief Executive Officer of Vaxcel in accordance with the terms and provisions hereof;

         NOW THEREFORE, in consideration of the premises and intending to be legally bound hereby, Vaxcel and the Executive hereby agree as follows:


                                    ARTICLE I

                          TERM AND SCOPE OF EMPLOYMENT

         1.01. Term. Vaxcel hereby employs the Executive, subject to the terms and conditions hereof, and the Executive accepts such employment with Vaxcel for a term (the "Term") beginning on August 16, 1993 (the "Effective Date") and ending on the third anniversary of the Effective Date, unless terminated earlier in accordance with Article IV hereof. Vaxcel will, in good faith, consider an extension of this agreement upon mutually acceptable terms at the end of the Term.

         1.02. Duties of Executive. The Executive shall serve as the President and Chief Executive Officer of Vaxcel, with general supervision over its business and operations, including the development and execution of the Vaxcel business strategy, the management of the Vaxcel assets, capital formation and the recruitment and development of management, subject, however, to the control of Vaxcel's Board of Directors. The Executive agrees during the term of this Agreement to serve on a full-time basis in the performance and discharge of his duties.

         1.03. Board Position. Upon execution of this agreement by both parties, Executive will become a member of the Board of Directors of Vaxcel.

                                   ARTICLE II

                                  COMPENSATION

         2.01. Cash Compensation. As total cash compensation for his services rendered during the Term, Vaxcel shall pay the Executive an annual salary of $175,000 for the first
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12 months during the Term, $187,000 for the second 12 months during the Term, and $200,000 for the third 12 months during the Term, payable in equal monthly installments. The Executive will not be eligible to receive or be considered for cash bonuses during the Term, it being understood and acknowledged by the Executive that the foregoing cash compensation includes an allowance for bonuses.

         2.02. Stock Options. Vaxcel has granted to the Executive, subject to his execution of this Agreement, options under its 1993 Stock Option Plan to purchase up to 400,000 shares of Common Stock of Vaxcel ("Vaxcel Shares") at an exercise price of $1.75 per share and otherwise in the form of Exhibit A hereto (collectively, the "Executive Options"). The Executive Options will vest and be exercisable, subject to the provisions of Article IV, as follows:

                  (a) Category I Options. Options to purchase up to 120,000 Vaxcel Shares (the "Category I Options") will vest according to the following schedule:

                           (i) 40,000 to vest on the first anniversary of the Effective Date;

                           (ii) 40,000 to vest on the second anniversary of the Effective Date; and

                           (iii) 40,000 to vest on the third anniversary of the Effective Date.

                  (b) Category II Options. Options to purchase up to 225,000 Vaxcel Shares (the "Category II Options") will vest when and if any of the following occur during the term of the Executive's employment with Vaxcel (even if such event occurs during the Executive's employment after the Term):

                           (i) 65,000 to vest when Vaxcel consummates equity financing which provides the first $5,000,000 in net proceeds to Vaxcel;

                           (ii) 40,000 to vest when Vaxcel consummates equity financing which provides the next $15,000,000 in net proceeds to Vaxcel;

                           (iii) 40,000 to vest when Vaxcel achieves $1,000,000 in operating profit in any 12 consecutive months resulting from sales of any product or products being marketed by Vaxcel;

                           (iv) 40,000 to vest upon the successful completion of the first significant development and commercialization agreement with a major corporate vaccine partner related to a product under the Optivax(TM) License Agreement, as determined by the Vaxcel Board of Directors; and,




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                           (v) 40,000 to vest upon the successful completion of
                           the second significant development and
                           commercialization agreement with a major corporate vaccine partner related to an Optivax(TM) product, as determined by the Vaxcel Board of Directors.

For purposes of this Agreement: (i) "Net Proceeds" means gross proceeds from the sale of securities less any expenses, fees and underwriting discounts incurred in connection with the financing; and, (ii) "Operating Profit" means gross sales of TiterMax and any other Vaxcel product sold as finished products (which excludes products covered by Optivax(TM) License Agreements) less sales returns/allowances, costs of goods sold, distribution promotion (including salaried marketing), personnel, product support and other product costs. The result should be a "brand" operating profit before interest, taxes, general and administrative-overhead.

                  (c) Category III Options. Options to purchase ,up to 55,000 Vaxcel Shares (the "Category III Options") will vest if the price of Vaxcel Common Stock reaches or exceeds an average of $8.00 per share during any 20 consecutive trading days during the term of the Executive's employment with Vaxcel (even if such event occurs during the Executive's employment after the Term).

         2.03. Registration Rights. Vaxcel will use its best efforts to file a registration statement on Form S-8 under the Securities Act of 1933 covering the Vaxcel Shares subject to the Executive Options, as soon as practicable following the first public offering of Common Stock by Vaxcel which yields net proceeds of at least $10,000,000 (the "Offering"), and to cause the registration statement to become effective as soon as practicable. Vaxcel's obligation to undertake the registration will be subject, however, to any "lock-up" or similar obligation imposed by the underwriter in the offering that prohibits Vaxcel from registering Vaxcel Shares.


                                   ARTICLE III

                               EXECUTIVE BENEFITS

         3.01. Relocation Expenses.

                  (a) The Executive will be entitled to the benefits specified in Vaxcel's relocation policy attached as Exhibit B hereto, except that the carrying costs shall be 180 days rather than 90 days.

                  (b) Vaxcel will reimburse the Executive for his reasonable out-of-pocket expenses incurred to engage the independent auditors of Vaxcel or of CytRx Corporation to prepare Executive's state (Georgia and New Jersey) and federal income tax returns for calendar year 1993.




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                  (c) If this Agreement is signed by Vaxcel and the Executive,
Vaxcel will reimburse the Executive for reasonable attorneys fees incurred in the review and execution of this Agreement, up to maximum of $2,500, to be paid immediately following the Effective Date.

                  (d) In addition to the benefits described on Exhibit B, the Executive will be entitled to a relocation allowance of $10,000 (grossed up for a 28% federal tax rate and 6% Georgia tax rate), payable as follows:

                           (i) $5,000 (grossed up for a 28% federal tax rate and 6% Georgia tax rate) upon the execution by the Executive of an agreement of sale by which he is to purchase a residence in the Atlanta, Georgia metropolitan area; and,

                           (ii) $5,000 (grossed up for a 28% federal tax rate and 6% Georgia tax rate) upon the closing of the purchase by the Executive of a residence in the Atlanta, Georgia metropolitan area.

                  (e) Vaxcel also will reimburse the Executive for the difference, if any, between the actual selling price of his residence in Kinnelon, New Jersey (excluding seller's allowances and credits and any brokers' fees, transfer taxes and other transaction costs incurred by the Executive) and the Appraised Value of such residence. For purposes of this Agreement, the term "Appraised Value" means the value agreed to by the Executive and Vaxcel based upon the average of three appraisals by independent, reputable firms experienced in such matters in the general vicinity of Kinnelon, New Jersey. The Executive shall furnish copies of the three appraisals to Vaxcel promptly after the execution of this Agreement. Vaxcel shall reimburse the Executive for the reasonable out-of-pocket fees and expenses charged by such appraisers. In no event, however, shall the amount guaranteed to the Executive under this Section 3.01(e) exceed $20,000.

         3.02. Vacation. The Executive shall be entitled to one week of vacation with pay for each quarter of employment with Vaxcel, plus ten paid holidays during each twelve-month period commencing on the Effective Date during the term, with a guarantee of two weeks of paid vacation during calendar 1993. Such vacation shall not be cumulative from year to year, and Vaxcel shall not be obligated to pay the Executive for any vacation that has been earned but not taken, except that if the Executive is terminated by Vaxcel pursuant to Sections
4.02 or 4.03 hereof, the Executive shall be entitled to receive payment for any vacation that has been earned but not taken in the calendar year in which such termination occurs.

         3.03. Miscellaneous Benefits. Vaxcel will provide to the Executive such other employment benefits, including participation in a 401(k) plan, and group medical, dental and long-term disability insurance, as may be approved by the Board of Directors of Vaxcel for senior management. A description of the current employee benefits is attached as Exhibit C hereto, but any such benefits may be changed from time to time. In addition,


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Vaxcel will obtain a personal disability rider with respect to the Executive in an amount equal to his then-current cash compensation under Article II.

         3.04. Business Expenses. Vaxcel shall pay or shall reimburse the Executive's reasonable travel, hotel, entertainment and other necessary and proper expenses incurred while traveling on or conducting the business of Vaxcel, to the extent such expenses are incurred in accordance with the reimbursement policy of Vaxcel as in effect from time to time.

                                   ARTICLE IV

                                   TERMINATION

         4.01. Termination For Cause. Vaxcel may terminate the Executive's employment hereunder for cause by giving the Executive written notice of the effective date of such termination. For purposes of this Agreement, "for cause" shall mean termination of the Executive's employment by the Board of Directors of Vaxcel because of any of the following:

                  (i) material breach of contract by the Executive;

                  (ii) failure or inability of the Executive to carry out reasonable directives of the Board of Directors of Vaxcel;

                  (iii) conviction of the Executive for a felony, even if such conviction is subject to appeal;

                  (iv) uncontroverted evidence of falsification of records or statements of Vaxcel or any affiliate thereof by the Executive;

                  (v) uncontroverted evidence of intentional misuse of funds or property of Vaxcel or any affiliate thereof by the Executive; or

                  (vi) other substantial misconduct by the Executive which, in the reasonable judgment of the Board of Directors, results in material adverse effect, discredit or disrepute to Vaxcel or any affiliate thereof.

A termination for any cause listed in clauses (i) or (ii) above shall be effective only if the Executive has been given notice by the Board and such breach or default continues for fifteen (15) days following the date of such notice. If the Executive believes that the directive of the Board of Directors in question is not reasonable, he may refer the issue of reasonableness to a panel of three individuals, one of whom has been selected by the Executive, one of whom has been selected by Vaxcel and one of whom has been selected by mutual agreement of the parties (or, if the parties cannot agree, by the other two panel members). The dispute shall be resolved within thirty (30) days after the Board has given


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the Executive notice of breach. Any decision rendered by the panel shall be binding on both parties.

         4.02. Disability or Death of Executive. If the Executive becomes so disabled because of sickness or physical or mental disability that it reasonably appears to an independent physician selected by Vaxcel that he will be unable to perform his duties under this Agreement for a period of three (3) months or more, Vaxcel shall have the option to terminate his employment under this Agreement upon sixty (60) days written notice to the Executive specifying the effective date of such termination. This Agreement shall automatically terminate upon the death of the Executive.

         4.03. Termination Without Cause. The Board of Directors of Vaxcel may terminate the Executive's employment hereunder without cause, upon thirty (30) days written notice to the Executive specifying the effective date of such termination.

         4.04. Severance During Term. If the Executive's employment is terminated by Vaxcel prior to the expiration of the Term, the Executive shall be entitled to receive the following amount as severance:

                  (i) An amount equal to three month's salary (at the then-current salary rate), if the Executive's employment is terminated under Section 4.01 (ii), and an amount equal to one month's salary (at the then-current salary rate), if the Executive's employment is terminated for any other reason under Section 4.01;

                  (ii) An amount equal to six month's salary, if the Executive's employment is terminated by reason of the Executive's death or disability under Section 4.02;

                  (iii) An amount equal to the cash compensation payable to the Executive for the remainder of the Term, if the Executive's employment is terminated by Vaxcel without cause under Section
                  4.03 hereof; provided however, in no event shall the Executive receive less than $175,000 if his employment is terminated under Section 4.03 as a result of bankruptcy or dissolution of Vaxcel.

         4.05. Severance After the Term. If the Executive's employment is terminated by Vaxcel after the Term, the Executive shall be entitled to receive the following amount as severance:

                  (i) An amount equal to one month's salary (at the then-current salary rate), if the Executive's employment is terminated for cause under Section 4.01;




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                  (ii) An amount equal to six month's salary, if the Executive's employment is terminated by Vaxcel for any reason other than for cause under Section 4.01.

         4.06. Actions to be Taken Upon Termination. Upon the termination of his employment, the Executive shall deliver to Vaxcel all credit cards issued to him by Vaxcel and all manuals, notebooks, reports, correspondence and other materials relating to the business or affairs of Vaxcel which are in the possession or control of the Executive. The Executive shall be entitled to all remuneration accrued but unpaid up to the effective date of the termination of his employment, but Vaxcel shall have no liability to compensate the Executive for any period following such date, except as specifically set forth in Section
4.04 or 4.05.

         4.07. Effect of Termination on Executive Options.

                  (a) If the Executive's employment is terminated by Vaxcel for cause under Section 4.01, all Executive Options shall cease vesting as of the effective date of termination, and shall remain exercisable for a period of ninety (90) days after such termination (the "Expiration Date"). If the Executive Options are not exercised prior to the Expiration Date, they will be canceled.

                  (b) If the Executive's employment is terminated during the Term for any reason (except termination for cause under Section 4.01), the portion of the Category I options that would have vested at the next subsequent anniversary will accelerate and become vested immediately.

                  (c) All vested Category I, Category II and Category III Options will remain exercisable for ninety (90) days after the effective date of termination of the Executive's employment.


                                    ARTICLE V

                       STANDARDS OF CONDUCT FOR EXECUTIVE

         5.01. General. The Executive will abide by Vaxcel's standards of conduct for its employees, including all policies concerning the making or receipt of any political contributions, gifts and solicitation.

         5.02. Confidentiality, Inventions, etc. As a condition of his employment with Vaxcel, the Executive shall execute, prior to the Effective Date, a confidentiality and assignment of inventions agreement in the form of Exhibit D hereto.

         5.03. Non-Competition During Employment.



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                  (a) For as long as the Executive remains employed by Vaxcel, the Executive will not, without the prior approval of the Board of Directors, directly or indirectly, engage in, manage, operate, control, have any interest, financial or otherwise, be employed by, participate in, consult to or permit his name to be used by or be connected in any manner with the ownership, management or control of or in any other business enterprise, whether as an employee, consultant, contractor, partner, shareholder, director, officer or otherwise, that: (i) interferes or is likely to interfere with the independent exercise of his judgment in the best interest of Vaxcel; or (ii) does business with Vaxcel or competes with any product or line of business of Vaxcel or any affiliate of Vaxcel.

                  (b) The Executive represents that except as disclosed on Exhibit E hereto as of the Effective Date he is not engaged in any activity that would be prohibited by clause (a). The Executive shall discontinue any such activity in existence as of the Effective Date unless the Board of Directors has determined that a conflict of interest does not exist.

         5.04. Non-Competition After Employment. For a period of 24 months after termination of Executive's employment with Vaxcel (whether such termination occurs before or after the Term), the Executive will not, without the prior approval of the Board of Directors, directly or indirectly, engage in, manage, operate, control, have any interest, financial or otherwise, be employed by, participate in, consult to or permit his name to be used by or be connected in any manner with the ownership, management or control of any business enterprise that is engaged in the research, development or commercialization of polyoxyethylene/polyoxypropylene copolymers used as vaccine adjuvants or in adjuvant emulsion systems.


                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.01. Injunction. The Executive recognizes that, in the event of a breach or threatened breach by him of any of the undertakings referred to herein, damages may be an inadequate remedy therefor, and Vaxcel shall be entitled to an injunction restraining such breach or threatened breach and to resort to any other appropriate remedy either at law or in equity.

         6.02. Notice. Notices or other communications required to be given or made to any party hereto shall be in writing and shall be deemed to be given or made when sent by registered or certified mail, postage prepaid, to such party at its address shown below or to such other address to which such party may by notice given in the manner provided for herein require that such notices be sent:




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                  If to Vaxcel, to:

                  Vaxcel, Inc.
                  150 Technology Parkway
                  Atlanta, Georgia 30092

                  Attention: Chairman of the Board of Directors

                  With a copy to:

                  Morgan, Lewis & Bockius
                  2000 One Logan Square
                  Philadelphia, PA 19103
                  Attention: Barbara S. Schilberg, Esq.

                  If to Executive, to:

                  Paul J. Wilson
                  5775 Commons Lane
                  Alpharetta, GA 30202

         6.03. Successors and Assigns. The rights and obligations of Vaxcel under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns.

         6.04. Governing Law. This Agreement shall be governed by and interpreted according to the laws of the State of Delaware.

         6.05. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and no modification hereof shall be effective unless it is in writing and is signed by the parties hereto.

         6.06. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable and the remaining provisions hereof, and any such invalidity or unenforceability shall not invalidate or render unenforceable any other provision hereof.

         6.07. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each party hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the part whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.




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         6.08. Definition of Affiliate. For purposes of this Agreement, the term
"affiliate" shall mean any person or entity directly or indirectly controlling, controlled by or under common control with Vaxcel. The direct or indirect ownership of over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of the entity, or the right to control the policy decisions of a person or entity, shall be deemed to constitute control.

         6.09. No Publicity. The Executive shall not disclose this Agreement or the terms hereof to any person, except to the extent any such disclosure is required under applicable federal or state securities laws.

         6.10. Escrow. Upon execution of this Agreement by both parties, Vaxcel shall establish an escrow account for the benefit of the Executive, funded with $175,000 in cash (with interest income, if any, paid to Vaxcel), to be applied, as and when due, to the amounts owed as severance to the Executive under Section
4.04 of this Agreement. Disbursements from the escrow account shall be made in accordance with the written instructions of the Board of Directors of Vaxcel. The escrow account will be subject to termination by Vaxcel on the date when it has raised a cumulative total of $3,000,000 or on December 31, 1994, whichever is the first to occur. The form of escrow agreement shall be on such other terms and conditions as shall be mutually satisfactory to the Executive and Vaxcel.

         IN WITNESS WHEREOF, Vaxcel and the Executive have duly executed this Employment Agreement as of the day and year set forth above.

Witness:


____________________                    _____________________
                                        Paul J. Wilson



VAXCEL, INC.


By:_________________
   Jack J. Luchese
   President & CEO




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